                                                                    EXHIBIT 12.2

         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                                          HISTORICAL                                   PRO FORMA
                                ------------------------------------------------------------   ----------------------------
                                    NINE MONTHS
                                       ENDED          YEAR ENDED DECEMBER    JANUARY 10, 1994     NINE MONTHS
                                   SEPTEMBER 30,              31,               (INCEPTION)          ENDED       YEAR ENDED
                                --------------------  --------------------        THROUGH        SEPTEMBER 30,  DECEMBER 31,
                                  1997       1996       1996       1995      DECEMBER 31, 1994       1997           1996
                                ---------  ---------  ---------  ---------  -------------------  -------------  -------------
  Income before gain on
    disposition of property,
    extraordinary item and
    minority interests........  $  20,649  $  11,132  $  15,740  $  14,988       $   7,702          $ 45,772       $ 39,401
  Fixed charges:
    Interest expense..........     33,359     16,775     24,802     13,322           1,576            52,156         57,486
    Capitalized interest......        751        616        821        113              29               751            821
    Preferred stock
      dividends...............        846          0          0      5,169           3,114             8,058         10,744
                                ---------  ---------  ---------  ---------          ------       -------------  -------------
      Total fixed charges
        (A)...................     34,956     17,391     25,623     18,604           4,719            60,965         69,051
                                ---------  ---------  ---------  ---------          ------       -------------  -------------
  Earnings before fixed
    charges (1)(B)............  $  54,008  $  27,907  $  40,542  $  28,310       $   9,278          $ 97,928       $ 96,887
                                ---------  ---------  ---------  ---------          ------       -------------  -------------
                                ---------  ---------  ---------  ---------          ------       -------------  -------------
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends (B divided by
 A)...........................    1.5:1.0    1.6:1.0    1.6:1.0    1.5:1.0         2.0:1.0           1.6:1.0        1.4:1.0
                                ---------  ---------  ---------  ---------          ------       -------------  -------------
                                ---------  ---------  ---------  ---------          ------       -------------  -------------

AIMCO PREDECESSORS

                                                                                       HISTORICAL
                                                                       -------------------------------------------
                                                                       JANUARY 1, 1994   YEAR ENDED DECEMBER 31,
                                                                           THROUGH      --------------------------
                                                                        JULY 28, 1994      1993          1992
                                                                       ---------------  -----------  -------------
  Income (loss) before extraordinary item and income taxes...........     $  (1,463)     $     627     $      54
  Fixed charges:
    Interest expense.................................................         4,214          3,510         2,741
    Capitalized interest.............................................             0              0             0
    Preferred stock dividends (2)....................................             0              0             0
                                                                            -------     -----------  -------------
      Total fixed charges (A)........................................         4,214          3,510         2,741
                                                                            -------     -----------  -------------
                                                                            -------     -----------  -------------
  Earnings before fixed charges (1)(B)...............................     $   2,751      $   4,137     $   2,795
                                                                            -------     -----------  -------------
                                                                            -------     -----------  -------------

Ratio of earnings to combined fixed charges and preferred stock
 dividends (B divided by A)..........................................            (3)       1.2:1.0       1.0:1.0
                                                                            -------     -----------  -------------
                                                                            -------     -----------  -------------

---------

(1) Earnings before fixed charges excludes capitalized interest and preferred stock dividends.

(2) The AIMCO Predecessors did not have any shares of Preferred Stock outstanding during the period from January 1, 1992 through July 28, 1994.

(3) Earnings for the period January 1, 1994 through July 28, 1994 were inadequate to cover fixed charges. The deficiency for the period was $1,463.